Registration Statement No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Anheuser-Busch InBev SA/NV

(Exact Name of Registrant as Specified in Its Charter)

Belgium	None
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Brouwerijplein 1,

3000 Leuven, Belgium

(Address of Principal Executive Offices)

Long-Term Incentive Plan Relating to Shares of Anheuser-Busch InBev – December 2015

Long-Term Incentive Plan Relating to American Depositary Shares of Anheuser-Busch InBev – December 2015

Exceptional Incentive Restricted Stock Units Programme – 2015

2020 Dream Incentive Plan

(Full Title of the Plans)

Augusto Lima

Anheuser-Busch InBev SA/NV

250 Park Avenue

New York, New York 10017

Tel. No.: (212) 503-2891

(Name, Address and Telephone Number of Agent for Service)

Copies to:

George H. White

Sullivan & Cromwell LLP

1 New Fetter Lane

London EC4A 1AN

United Kingdom

Tel. No.: 011-44-20-7959-8900

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in
Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered(1)	Amount to Be Registered(2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary shares of Anheuser-Busch InBev SA/NV without nominal value (“Ordinary Shares”) (granted pursuant to the Long-Term Incentive Plan Relating to Shares of Anheuser-Busch InBev – December 2015)	6,000,000(3) (of which 700,000 are being newly registered)	$121.89(4)	$85,323,000(4)	$8,592.03(7)
Ordinary Shares (granted pursuant to the Long-Term Incentive Plan Relating to American Depositary Shares of Anheuser-Busch InBev – December 2015)	3,980,000(5) (all of which have been previously registered)	N/A	N/A	$0
Ordinary Shares (granted pursuant to the Exceptional Incentive Restricted Stock Units Programme – 2015)	510,000(6) (all of which have been previously registered)	N/A	N/A	$0
Ordinary Shares (granted pursuant to the 2020 Dream Incentive Plan)	6,000,000 (all of which are being newly registered)	$121.89(4)	$731,340,000(4)	$73,645.94(7)
Total			$816,663,000	$82,237.97

(1)	The Ordinary Shares of the Registrant may be represented by the Registrant’s American Depositary Shares (“ADSs”), evidenced by American Depositary Receipts, each representing one ordinary share without nominal value. A separate registration statement on Form F-6 was filed with the Securities and Exchange Commission on 26 June 2009, as amended by Post-Effective Amendment No. 1, filed on 14 September 2009 (Registration No. 333-160277) for the registration of ADSs evidenced by American Depositary Receipts issuable upon deposit of Ordinary Shares.
(2)	The amount being registered also includes an indeterminate number of Ordinary Shares, which may be issuable under the plans as a result of variations in share capital, share splits, share dividends or similar transactions, in accordance with Rule 416.
(3)	Pursuant to Instruction E to Form S-8 and interpretations of the Division of Corporation Finance of the Securities and Exchange Commission (the “Commission”), the registration of 6,000,000 Ordinary Shares granted pursuant to the Registrant’s Long-Term Incentive Plan Relating to Shares of Anheuser-Busch InBev – December 2015 consists of (i) 700,000 Ordinary Shares being newly registered; (ii) 1,480,000 Ordinary Shares previously registered on Form S-8 (File No. 333-201386) filed with the Commission on 7 January 2015; (iii) 1,650,000 Ordinary Shares previously registered on Form S-8 (File No. 333-192806) filed with the Commission on 13 December 2013; (iv) 1,530,000 Ordinary Shares previously registered on Form S-8 (File No. 333-188517) filed with the Commission on 10 May 2013 and (v) 640,000 Ordinary Shares previously registered on Form S-8 (File No. 333-178664) filed with the Commission on 21 December 2011. See “Explanatory Statement.”
(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended. The estimate is based on the average of the high and low prices of the Ordinary Shares as reported on Euronext Brussels on 15 December 2015, and converted at the cross rate of €1.00 = $1.0929, as reported by Bloomberg at 5:00 p.m., New York City time, on 15 December 2015.
(5)	Pursuant to Instruction E to Form S-8 and interpretations of the Division of Corporation Finance of the Commission, the registration of 3,980,000 Ordinary Shares to be represented by ADSs granted pursuant to the Registrant’s Long-Term Incentive Plan Relating to American Depositary Shares of Anheuser-Busch InBev – December 2015 consists of (i) 490,000 Ordinary Shares to be represented by ADSs previously registered on Form S-8 (File No. 333-201386) filed with the Commission on 7 January 2015; (ii) 600,000 Ordinary Shares to be represented by ADSs previously registered on Form S-8 (File No. 333-192806) filed with the Commission on 13 December 2013; (iii) 170,000 Ordinary Shares represented by ADSs previously registered on Form S-8 (File No. 333-188517) filed with the Commission on 10 May 2013 and (iv) 2,720,000 Ordinary Shares represented by ADSs previously registered on Form S-8 (File No. 333-178664) filed with the Commission on 21 December 2011. See “Explanatory Statement.”
(6)	Pursuant to Instruction E to Form S-8 and interpretations of the Division of Corporation Finance of the Commission, the registration of 510,000 Ordinary Shares granted pursuant to the Registrant’s Exceptional Incentive Restricted Stock Units Programme – 2015 consists of (i) 60,000 Ordinary Shares previously registered on Form S-8 (File No. 333-192806) filed with the Commission on 13 December 2013 and (ii) 450,000 Ordinary Shares previously registered on Form S-8 (File No. 333-171231) filed with the Commission on 17 December 2010. See “Explanatory Statement.”
(7)	As described in Notes (3), (5) and (6) above and the “Explanatory Statement,” the registration fees previously paid with respect to 1,480,000 Ordinary Shares granted pursuant to the Registrant’s Long-Term Incentive Plan Relating to Shares of Anheuser-Busch InBev – December 2014, 3,180,000 Ordinary Shares granted pursuant to the Registrant’s Long-Term Incentive Plan Relating to Shares of Anheuser-Busch InBev, 640,000 Ordinary Shares granted pursuant to the Registrant’s Long-Term Incentive Plan Relating to Shares of Anheuser-Busch InBev – 30 November 2011, 490,000 Ordinary Shares to be represented by ADSs granted pursuant to the Registrant’s Long-Term Incentive Plan Relating to American Depositary Shares of Anheuser-Busch InBev – December 2014, 770,000 Ordinary Shares to be represented by ADSs granted pursuant to the Registrant’s Long-Term Incentive Plan Relating to American Depositary Shares of Anheuser-Busch InBev, 2,720,000 Ordinary Shares to be represented by ADSs granted pursuant to the Registrant’s Long-Term Incentive Plan Relating to American Depositary Shares of Anheuser-Busch InBev – 30 November 2011, 510,000 Ordinary Shares granted pursuant to the Registrant’s Exceptional Incentive Restricted Stock Units Programme are being carried forward to this Registration Statement.

EXPLANATORY STATEMENT

Anheuser-Busch InBev SA/NV, a public limited liability company organized and existing under Belgian law (“Anheuser-Busch InBev”), has filed this Registration Statement to register Anheuser-Busch InBev’s ordinary shares without nominal value (“Ordinary Shares”) for use granted pursuant to four plans: the Long-Term Incentive Plan Relating to Shares of Anheuser-Busch InBev – December 2015, the Long-Term Incentive Plan Relating to American Depositary Shares of Anheuser-Busch InBev – December 2015, the Exceptional Incentive Restricted Stock Units Programme – 2015 and the 2020 Dream Incentive Plan.

Out of the total of 6,000,000 Ordinary Shares granted pursuant to the Registrant’s Long-Term Incentive Plan Relating to Shares of Anheuser-Busch InBev – December 2015, 3,980,000 Ordinary Shares to be represented by the Registrant’s American Depositary Shares (“ADSs”) granted pursuant to the Registrant’s Long-Term Incentive Plan Relating to American Depositary Shares of Anheuser-Busch InBev – December 2015, 510,000 Ordinary Shares granted pursuant to the Registrant’s Exceptional Incentive Restricted Stock Units Programme – 2015 and 6,000,000 Ordinary Shares granted pursuant to the Registrant’s 2020 Dream Incentive Plan being registered in this Registration Statement, 5,300,000 Ordinary Shares pursuant to the Registrant’s Long-Term Incentive Plan Relating to Shares of Anheuser-Busch InBev – December 2015, 3,980,000 Ordinary Shares to be represented by ADSs pursuant to the Registrant’s Long-Term Incentive Plan Relating to American Depositary Shares of Anheuser-Busch InBev – December 2015 and 510,000 Ordinary Shares pursuant to the Registrant’s Exceptional Incentive Restricted Stock Units Programme – 2015 (collectively, the “Carryover Shares”) are being carried over from certain of the Registrant’s previous registration statements on Form S-8 and 700,000 Ordinary Shares pursuant to the Registrant’s Long-Term Incentive Plan Relating to Shares of Anheuser-Busch InBev – December 2015 and 6,000,000 Ordinary Shares pursuant to the Registrant’s 2020 Dream Incentive Plan are being newly registered herewith.

The Carryover Shares were previously registered for use granted pursuant to the Long-Term Incentive Plan Relating to Shares of Anheuser-Busch InBev – December 2014 under (i) the Registration Statement on Form S-8 (File No. 333-201386) filed with the Securities and Exchange Commission (the “Commission”) on 7 January 2015 (the “January 2015 Registration Statement”); (ii) the Long-Term Incentive Plan Relating to Shares of Anheuser-Busch InBev under the Registration Statement on Form S-8 (File No. 333-192806) filed with the Commission on 13 December 2013 (the “December 2013 Registration Statement”); (iii) the Long-Term Incentive Plan Relating to Shares of Anheuser-Busch InBev under the Registration Statement on Form S-8 (File No. 333-188517) dated 10 May 2013 (the “May 2013 Registration Statement”); (iv) the Long-Term Incentive Plan Relating to Shares of Anheuser-Busch InBev – 30 November 2011 under the Registration Statement on Form S-8 (File No. 333-178664) filed with the Commission on 21 December 2011 (the “2011 Registration Statement”); (v) the Long-Term Incentive Plan Relating to American Depositary Shares of Anheuser-Busch InBev – December 2014 under the January 2015 Registration Statement; (vi) the Long-Term Incentive Plan Relating to American Depositary Shares of Anheuser-Busch InBev under the December 2013 Registration Statement; (vii) the Long-Term Incentive Plan Relating to American Depositary Shares of Anheuser-Busch InBev under the May 2013 Registration Statement; (viii) the Long-Term Incentive Plan Relating to American Depositary Shares of Anheuser-Busch InBev – 30 November 2011 under the 2011 Registration Statement; (ix) the Exceptional Incentive Restricted Stock Units Programme under the December 2013 Registration Statement and (x) the Exceptional Incentive Restricted Stock Units Programme under the Registration Statement on Form S-8 (File No. 333-171231) filed with the Commission on 17 December 2010 (the “2010 Registration Statement” and, together with the January 2015 Registration Statement, the December 2013 Registration Statement, the May 2013 Registration Statement and the 2011 Registration Statement, the “Prior Registration Statements”).

To effect the carryover of the Carryover Shares from the Prior Registration Statements, Anheuser-Busch InBev has contemporaneously filed Post-Effective Amendment No. 1 to the January 2015 Registration Statement, Post-Effective Amendment No. 1 to the December 2013 Registration Statement, Post-Effective Amendment No. 1 to the May 2013 Registration Statement, Post-Effective Amendment No. 1 to the 2011 Registration Statement and Post-Effective Amendment No. 3 to the 2010 Registration Statement (collectively, the “Amendments”). Following the filing of the Amendments, the Carryover Shares will no longer be available for new awards under the Long-Term Incentive Plan Relating to Shares of Anheuser-Busch InBev – December 2014, the Long-Term Incentive Plan Relating to Shares of Anheuser-Busch InBev, the Long-Term Incentive Plan Relating to Shares of Anheuser-Busch InBev – 30 November 2011, the Long-Term Incentive Plan Relating to American Depositary Shares of Anheuser-Busch InBev – December 2014, the Long-Term Incentive Plan Relating to American Depositary Shares of Anheuser-Busch InBev, the Long-Term Incentive Plan Relating to American Depositary Shares of Anheuser-Busch InBev – 30 November 2011 and the Exceptional Incentive Restricted Stock Units Programme.

Consequently, pursuant to Instruction E to Form S-8 and in accordance with Interpretation 89 under Section G, “Securities Act Forms” of the Manual of Publicly Available Telephone Interpretations of the Division of Corporation Finance of the Commission (July 1997 as supplemented):

1.	Anheuser-Busch InBev is carrying over and reallocating to this Registration Statement 9,790,000 Ordinary Shares from the Prior Registration Statements. Of this total, 5,300,000 Carryover Shares are for use under the Long-Term Incentive Plan Relating to the Shares of Anheuser-Busch InBev – December 2015, 3,980,000 Carryover Shares are for use under the Long-Term Incentive Plan Relating to American Depositary Shares of Anheuser-Busch InBev – December 2015 and 510,000 Carryover Shares are for use under the Exceptional Incentire Restricted Stock Units Programme – 2015. In addition, Anheuser-Busch InBev is newly registering a further 700,000 Ordinary Shares for use pursuant to its Long-Term Incentive Plan Relating to Shares of Anheuser-Busch InBev – December 2015, for a total of 6,000,000 Ordinary Shares for use pursuant to that Plan;

2.	The registration fees allocable to the Carryover Shares paid in connection with the Prior Registration Statements are being carried over to this Registration Statement; and

3.	Contemporaneously with the filing of this Registration Statement, the Prior Registration Statements are being amended on a post-effective basis to effect the transfer of shares to this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the plans covered by this registration statement as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated herein by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents that Anheuser-Busch InBev has filed with the Commission are incorporated in this registration statement by reference and made a part hereof:

•	Annual Report on Form 20-F for the year ended 31 December 2014 filed with the Commission on 24 March 2015 (“Annual Report”);

•	Current Report on Form 6-K filed with the Commission on 29 April 2015 relating to dividend payments by Anheuser-Busch InBev;

•	Current Report on Form 6-K filed with the Commission on 6 May 2015 relating to changes to the articles of association of Anheuser-Busch InBev;

•	Current Report on Form 6-K filed with the Commission on 6 May 2015 relating to interim financial information of Anheuser-Busch InBev;

•	Current Report on Form 6-K filed with the Commission on 30 July 2015 relating to interim financial information of Anheuser-Busch InBev;

•	Current Reports on Form 6-K filed with the Commission on 16 September 2015, 7 October 2015, 8 October 2015, 13 October 2015, 28 October 2015, 4 November 2015, 12 November 2015 (other than exhibits or portions of exhibits to that Report on Form 6-K that are not specifically incorporated by reference into Anheuser-Busch InBev’s other Registration Statements) and 3 December 2015 relating to Anheuser-Busch InBev’s proposed combination with SABMiller;

•	Current Report on Form 6-K filed with the Commission on 30 October 2015 relating to interim financial information of Anheuser-Busch InBev; and

•	The description of the Ordinary Shares contained under the headings “Item 10. Additional Information – Share Capital” and “Item 10. Additional Information - Memorandum and Articles of Association and Other Share Information – Description of the Rights and Benefits Attached To Our Shares” in the Registrant’s Registration Statement on Form 20-F (File No. 001-34455) filed with the Commission on 14 September 2009 (“Initial Form 20-F”), and the description of the American Depositary Shares contained under the heading “Item 12. Description of Securities Other Than Equity Securities – American Depositary Shares” in the Initial Form 20-F, as well as any amendment or report filed for the purpose of updating such descriptions.

Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such document shall not create any implication that there has been no change in the affairs of Anheuser-Busch InBev since its date or that the information contained in it is current as of any time subsequent to its date.

All documents filed by Anheuser-Busch InBev pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Reports on Form 6-K that Anheuser-Busch InBev furnishes to the Commission subsequent to the date hereof will only be deemed incorporated by reference into this Registration Statement if such Report on Form 6-K expressly states that it is incorporated by reference herein.

Any statement contained in such a document shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a subsequent statement contained herein or in a subsequently filed or furnished document incorporated by reference herein, modifies or supersedes that statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. In addition, any statement contained in any such document shall be deemed to be superseded for the purpose of this Registration Statement to the extent that a discussion contained herein covering the same subject matter omits such statement. Any such statement omitted shall not be deemed to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Please refer to “Item 10. Additional Information – Memorandum and Articles of Association and Other Share Information – Description of the Rights and Benefits Attached To Our Shares” in the Initial Form 20-F for a description of Ordinary Shares.

Please refer to “Item 12. Description of Securities Other Than Equity Securities – American Depositary Shares” in the Initial Form 20-F and the Annual Report for a description of American Depositary Shares.

Item 5.	Interests of Named Experts and Counsel

Not applicable

Item 6.	Indemnification of Directors and Officers

Group Coverage and Policy

As the parent company of the Anheuser-Busch InBev Group, Anheuser-Busch InBev has undertaken to indemnify its directors, officers and employees against any and all expenses (including, without limitation, attorneys’ fees and any expenses of establishing a right to indemnification by Anheuser-Busch InBev), judgments, fines, penalties, settlements and other amounts actually and reasonably incurred by any such director, officer and employee in connection with the defense or settlement of any proceeding brought (i) by a third party or (ii) by Anheuser-Busch InBev or by shareholders or other third parties in the right of Anheuser-Busch InBev. Such indemnification applies if, with respect to the acts or omissions of such director, officer and employee, he or she acted in good faith and in a manner he or she reasonably believed to be in the best interests of Anheuser-Busch InBev and, in the case of a criminal action or proceeding, he or she had no reason to believe that his or her conduct was unlawful. For these purposes, “proceeding” refers to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative to which a director, officer or employee is a party or is threatened to be made a party by reason of the fact that he or she was a director or an agent of Anheuser-Busch InBev or of one of its subsidiaries or by reason of anything done or not done by him or her in such capacity.

No determination in any proceeding by judgment, order, settlement or conviction or otherwise shall, of itself, create a presumption that such director, officer or employee did not act in good faith and in a manner which he or she reasonably believed to be in the best interests of Anheuser-Busch InBev and, with respect to any criminal action or proceeding, he or she had reasonable cause to believe that his or her conduct was unlawful.

In addition, Anheuser-Busch InBev has a liability insurance policy that covers all past, present and future directors and officers of Anheuser-Busch InBev and its subsidiaries, which are those entities in which it holds more than 50% of the voting rights, or of which it can individually, or under a written shareholders’ agreement, appoint the majority of the board of directors. The insurance covers defense costs and financial damages such directors or officers are legally obliged to pay as a result of any claim against them. A “claim” for these purposes includes all requests against the directors and officers, including (i) a civil proceeding; (ii) a criminal proceeding; (iii) a formal administrative or regulatory proceeding and (iv) a written request by a third party.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

Exhibit No.	Description

4.1	Consolidated Articles of Association of Anheuser-Busch InBev SA/NV, dated as of 29 April 2015 (English-language translation) (incorporated by reference to Exhibit 99.1 to Anheuser-Busch InBev SA/NV’s Report on Form 6-K (File No. 001-34455) filed with the Commission on 6 May 2015).

4.2	Amended and Restated Deposit Agreement, by and among Anheuser-Busch SA/NV and The Bank of New York Mellon, as Depositary and Owners and Holders of American Depositary Shares, dated as of 15 September 2009 (incorporated by reference to Exhibit 4.2 to Anheuser-Busch InBev SA/NV’s Registration Statement on Form S-8 (File No. 333-165065) filed with the Commission on 25 February 2010).

4.3	Terms and Conditions of the Long-Term Incentive Plan Relating to Shares of Anheuser-Busch InBev – December 2015.

4.4	Terms and Conditions of the Long-Term Incentive Plan Relating to American Depositary Shares of Anheuser-Busch InBev – December 2015.

4.5	Terms and Conditions of the Exceptional Incentive Restricted Stock Units Programme – 2015.

4.6	Terms and Conditions of the 2020 Dream Incentive Plan.

23.1	Consent of PwC Bedrijfsrevisoren BCVBA.

24.1	Power of Attorney of Certain Directors and Officers of Anheuser-Busch InBev SA/NV.

24.2	Power of Attorney of Authorized Representative in the United States.

Item 9.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person against the registrant in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(i)	The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant, Anheuser-Busch InBev SA/NV, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Leuven, Belgium on 18 December 2015.

Anheuser-Busch InBev SA/NV

By:	/s/ Jan Vandermeersch
Name:	Jan Vandermeersch
Title:	Senior Legal Counsel Corporate Anheuser-Busch InBev SA/NV

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons, in the capacities indicated, on 18 December 2015.

Signature	Title

*	Chief Executive Officer (principal executive officer)
Carlos Brito

*	Chief Financial Officer (principal financial and accounting officer)
Felipe Dutra

Director
Maria Asuncion Aramburuzabala

*	Director
Alexandre Behring

*	Director
M. Michele Burns

*	Director
Paul Cornet de Ways Ruart

*	Director
Stéfan Descheemaeker

Director
Valentin Diez Morodo

*	Director
Olivier Goudet

*	Director
Paulo Alberto Lemann

Director
Kasper Rorsted

Director
Elio Leoni Sceti

*	Director
Carlos Alberto Sicupira

*	Director
Grégoire de Spoelberch

1

Director
Marcel Herrmann Telles

*	Director
Alexandre Van Damme

*	Authorized Representative in the United States
Augusto Lima

*By:	/s/ Jan Vandermeersch
Jan Vandermeersch
Attorney-in-Fact

2

EXHIBIT INDEX

Exhibit No.	Description

4.1	Consolidated Articles of Association of Anheuser-Busch InBev SA/NV, dated as of 29 April 2015 (English-language translation) (incorporated by reference to Exhibit 99.1 to Anheuser-Busch InBev SA/NV’s Report on Form 6-K (File No. 001-34455) filed with the Commission on 6 May 2015).

4.2	Amended and Restated Deposit Agreement, by and among Anheuser-Busch SA/NV and The Bank of New York Mellon, as Depositary and Owners and Holders of American Depositary Shares, dated as of 15 September 2009 (incorporated by reference to Exhibit 4.2 to Anheuser-Busch InBev SA/NV’s Registration Statement on Form S-8 (File No. 333-165065) filed with the Commission on 25 February 2010).

4.3	Terms and Conditions of the Long-Term Incentive Plan Relating to Shares of Anheuser-Busch InBev – December 2015.

4.4	Terms and Conditions of the Long-Term Incentive Plan Relating to American Depositary Shares of Anheuser-Busch InBev – December 2015.

4.5	Terms and Conditions of the Exceptional Incentive Restricted Stock Units Programme – 2015.

4.6	Terms and Conditions of the 2020 Dream Incentive Plan.

23.1	Consent of PwC Bedrijfsrevisoren BCVBA.

24.1	Power of Attorney of Certain Directors and Officers of Anheuser-Busch InBev SA/NV.

24.2	Power of Attorney of Authorized Representative in the United States.

1